AMENDMENT NO. 4 TO INVESTMENT ADVISORY AGREEMENT

This Amendment No. 4 to the Investment Advisory Agreement (the “Agreement”) dated February 12, 2001, as amended on January 22, 2007, May 1, 2009 and November 12, 2009, by and between Massachusetts Financial Services Company (the “Subadviser”) and Met Investors Advisory Corp. (a predecessor to MetLife Advisers, LLC) (the “Adviser”), with respect to the MFS® Research International Portfolio, a series of Met Investors Series Trust, is entered into effective the 1st day of January, 2012.

WHEREAS the Agreement provides for the Subadviser to provide certain investment advisory services to the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Subadviser desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Subadviser hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to change the Subadviser’s fee to the following:

Percentage of average daily net assets
MFS® Research International Portfolio	0.450% of first $1 billion plus 0.400% of such assets over $1 billion up to $1.5 billion plus 0.300% of such assets over $1.5 billion

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of January, 2012.

METLIFE ADVISERS, LLC		MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Jeffrey A. Tupper	By:	/s/ Robert J. Manning
	Jeffrey A. Tupper		Robert J. Manning
	Authorized Officer		Chief Executive Officer